Exhibit 23.1

To: The Board of Directors Interxion Holding N.V.

INDEPENDENT AUDITOR’S REPORT

We consent to the use of our report dated 27 April 2011 with respect to the consolidated balance sheets of Interxion Holding N.V. and subsidiaries as of December 31, 2010, 2009 and 2008, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2010, incorporated by reference herein.

23 June 2011, Amstelveen, the Netherlands

/s/ KPMG ACCOUNTANTS N.V.